Exhibit 10.30
FRANCHISE AGREEMENT
THIS FRANCHISE AGREEMENT is made as of the 15 day of October, 2004.
BETWEEN:
LULULEMON ATHLETICA INC., a corporation incorporated
under the laws of Canada, having its registered office at 1945
McLean Drive, Vancouver, B.C., Canada V5W 3J7
(the “Franchisor” or “Lululemon”)
AND:
LULULEMON ATHLETICA (AUSTRALIA) PTY. LTD.
ACN 110 186 233, a corporation incorporated under the laws of
Australia, having its registered office at 208 Chapel Street,
Prahran, Victoria 3141
(the “Franchisee”)
RECITALS
WHEREAS:
          A.     Franchisor has developed a format, system and plan for the operation of retail stores featuring and offering for sale Lululemon Athletica trade-marked clothing and accessories, and related products and services, all of controlled quality, in accordance with Franchisor’s prescribed standards, specifications, policies and procedures, under the name, trade mark and style of “Lululemon Athletica” (the “system”);
          B.     Franchisor owns and controls the trade name and trade mark Lululemon Athletica and related trade marks and designs used in connection with the franchised business and system (the “Marks” or the “Trade Marks”); and
          C.     Franchisee has applied for a franchise to operate a Lululemon Athletica retail store utilizing and in conformity with Franchisor’s Winning Formula, business method (including the 80/20 Store Operations Guide), format and system and the Trade Marks, at one or more approved retail locations, and to distribute Lululemon Athletica trade-marked clothing and accessories at such approved retail locations within the Franchised Territory set out below, and Franchisor has agreed to supply Lululemon Athletica trade-marked clothing and accessories and to grant such a franchise to Franchisee upon the terms and conditions of this Agreement.
NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein contained, and for other consideration acknowledged by the parties to be of good and sufficient value, the parties agree as follows:
1.     Definitions

                    In this Agreement, the following capitalized terms shall have the following meanings unless the context requires otherwise:
(a)	“Agreement” means this Agreement and all schedules thereof and any subsequent agreement in writing which amends or supplements this Agreement;

(b)	“Applicable Taxes” means all taxes, duties, levies and other governmental charges levied from time to time in respect of the sale of the Products by Lululemon to Franchisee including, without limitation, all federal, state, district and regional sales, excise, value added, consumption, social services and goods and services taxes, but excluding all such taxes, duties, levies and other governmental charges levied from time to time in respect of Lululemon’s income, capital, business premises, facilities, equipment or operations, or the procurement by Lululemon of any materials, supplies or subcontract work;

(c)	“Approved Retail Location” or “Approved Retail Locations” means the retail location or locations which has or have been approved by Lululemon for the operation by Franchisee of a retail sales outlet or retail sales outlets as set forth in Schedule “C”, as may be amended or supplemented from time to time;

(d)	“Commencement Date” means the Commencement Date as set forth in Schedule “C”;

(e)	“Effective Date” means the Effective Date as set forth in Schedule “C”;

(f)	“Focus Area Exclusive Zone” means the Focus Area Exclusive Zone as set forth in Schedule “C”;

(g)	“Franchise” means a business operated by a Franchisee which is engaged in the retail sale of Lululemon Products in the Territory or any part thereof;

(h)	“Franchise Agreement” means an agreement between Lululemon and a Franchisee or prospective Franchisee the subject matter of which relates to the acquisition or operation of a Franchise;

(i)	“Franchise Fee” means a direct or indirect payment (whether payable on a one-time or recurring basis) which is required to be paid by a Franchisee to Lululemon, or to any affiliate of Lululemon, as consideration for the grant of a right to acquire or operate a Franchise;

(j)	“Franchised Territory” means the same thing as “Territory”;

(k)	“Franchisee” means the Franchisee under this Agreement as the authorized retailer of Lululemon Products at an Approved Retail Location or Approved Retail Locations;

(l)	“Gross Sales” means, for a specified period, the gross sales of all Products sold by Franchisee at an Approved Retail Location during that period less:
(i)	returns of Products at the Approved Retail Location during that period,

(ii)	refunds and allowances made by Franchisee at the Approved Retail Location during that period,

(iii)	store credits redeemed by Franchisee at the Approved Retail Location during that period,

(iv)	amounts received by Franchisee from the sale of gift certificates at the Approved Retail Location during that period (it being understood and agreed that the redemption of gift certificates will be included as Gross Sales for the period in which they are redeemed), and

(v)	amounts collected by Franchisee at the Approved Retail Location during that period on account of taxes;
(m)	“License Agreement” means the same thing as “Franchise Agreement”, except as may otherwise be specified in this Agreement;

(n)	“License Fee” means the same thing as “Franchise Fee”, except as may otherwise be specified in this Agreement in respect of the Approved Retail Locations;

(o)	“Lululemon Products” means clothing and accessories which are acquired from or through Lululemon, and which (i) display the Marks, or (ii) are distributed or sold under a system of distribution or sale in which the use or display of the Marks is an integral part thereof

(p)	“Marks” means the trade-marks, trade names and other commercial symbols and related logos as set forth in Schedule “D” hereto, including the trade names LULULEMON and LULULEMON ATHLETICA, together with such other trade names, trade-marks, symbols, logos, distinctive names, slogans, service marks, certification marks, logo designs, insignia or otherwise which may be designated by Lululemon from time to time;

(q)	“MSRP” for Products means the prices, in Canadian dollars, published from time to time by Lululemon Athletica Inc. as the manufacturer’s suggested retail sale prices for those Products in Canada;

(r)	“Principal Franchisees” means Karen Newton and Devin Wilkins or their permitted successors or assigns and “Principal Franchisee” means any one of them;

(s)	“Products” means the Lululemon Products;

(t)	“Scheduled Opening Date” means the Scheduled Opening Date(s) as set forth in Schedule “C”;

(u)	“Shareholders Agreement” means the agreement made on 15 October 2004 between Chip Wilson, Karen Newton and Devin Wilkins in relation to shares in the Franchisee;

(v)	“Territory” means the Territory as set forth in Schedule “C”;

(w)	“Trade Marks” means the same thing as “Marks”.
2.     Term, Renewal and License Fee
(a)	Subject to any right of earlier termination as provided for herein, the initial term of this Agreement shall be for a period of five (5) years (the “Initial Term”). The Initial Term shall commence on the Commencement Date.

(b)	Provided that Franchisee achieves Gross Sales at the Approved Retail Location or at each of the Approved Retail Locations, in respect of the renewal rights for that Approved Retail Location, as the case may be, in either of the last of two (2) years of the Initial Term of the amount as set forth in Schedule “C”, it shall have the right to renew this Agreement for a single further term of five (5) years, unless Franchisee shall fail to meet the then-current terms and conditions of renewal as specified herein or in the then-current Franchise Agreement. The terms and conditions for renewal of this Agreement are as follows:
(i)	Franchisee shall notify Franchisor in writing at least six (6) months prior to the expiry of the term that it wishes to exercise this option to renew;

(ii)	Franchisee’s option to renew shall only be effective if at the time of its exercise and at the time of commencement of the renewal term Franchisee shall have fully complied with all of the material terms and conditions of this Agreement;

(iii)	in the event of non-compliance by Franchisee, if Franchisor shall determine not to allow Franchisee to renew this

Agreement, then Franchisor shall notify Franchisee in writing setting forth Franchisor’s reasons for non-renewal, and Franchisor shall give as much notice of non-renewal to Franchisee as is reasonably practicable in the circumstances;

(iv)	Franchisee shall execute and deliver to Franchisor prior to the commencement of the renewal term a new Franchise Agreement for the renewal term in Franchisor’s then-current standard form, which may include terms and conditions which differ from those contained in this Agreement, except that Franchisee shall pay as a License Fee for the renewal term for each Approved Retail Location the sum as set forth in Schedule “C”, and the royalties to be paid by Franchisee during the renewal term shall not exceed the percentage royalties to be paid by Franchisee during the last year of the Initial Term;

(v)	Franchisee shall carry out Franchisor’s reasonably required upgrading and improvements to the franchised business in order to conform with Franchisor’s then-current standards and specifications; and

(vi)	Franchisee shall reimburse Franchisor for all of its reasonable costs and expenses incurred in connection with the renewal, including inspection of the franchised business and providing any required additional training.
(c)	Franchisee shall pay Lululemon as a License Fee for this Agreement and one (1) Approved Retail Location the sum as set forth in Schedule “C” for the Initial Term. In the event of more than one (1) Approved Retail Location, the said License Fee sum shall again be paid in respect of each additional Approved Retail Location.

(d)	The License Fee shall be deemed to have been fully earned by and payable to Franchisor upon the granting of this Franchise, and no portion of the License Fee shall be refundable to or become not payable by Franchisee for any reason.

(e)	The License Fee for the Initial Term shall be paid within thirty (30) days of the Effective Date. In the event of more than one (1) Approved Retail Location, the said License Fee sum shall again be paid within thirty (30) days of the Effective Date of the Franchise Agreement entered into in respect of each additional Approved Retail Location, or within thirty (30) days of the Scheduled Opening Date for each such additional Approved Retail Location to open for business, whichever is the earlier date.

3.     Appointment and Use of Marks on Products and at Stores
(a)	Subject to any termination or non-renewal of this Agreement, and except as otherwise provided in this Agreement, Lululemon appoints Franchisee, for so long as this Agreement remains in effect, as a non-exclusive retailer of Lululemon Products at one or more Approved Retail Locations in the Territory.

(b)	Each Approved Retail Location to be established and operated by Franchisee in the Territory must first be approved by Franchisor, such approval to be at Franchisor’s discretion, and, except for the Approved Retail Location or the first (1st) Approved Retail Location, as the case may be, as set forth in Schedule “C”, shall be the subject of a separate Franchise Agreement to be entered into between the parties prior to its Scheduled Opening Date. Each such Franchise Agreement will contain the same financial obligations of Franchisee, including payment of a License Fee for each such Approved Retail Location in the same amount as is set forth in this Agreement, and will otherwise contain substantially the same terms and conditions as are set forth in this Franchise Agreement pertaining to the Approved Retail Location. If for any reason the parties do not enter into a separate Franchise Agreement, then the terms and conditions of this Franchise Agreement will apply to each such Approved Retail Location, except that the Effective Date will be read as thirty (30) days prior to the Scheduled Opening Date of such Approved Retail Location; and the Commencement Date will be read as being the same as the Scheduled Opening Date of such Approved Retail Location.

(c)	Each Approved Retail Location shall be constructed, developed, furnished, fixtured, equipped, set up and maintained in accordance with Franchisor’s standard sample plans, specifications, layout and design, as provided by Franchisor to Franchisee. No changes shall be made unless first approved in writing by Franchisor, such approval not to be unreasonably withheld or delayed. Franchisee shall use all reasonable efforts to have each Approved Retail Location open for business by the Scheduled Opening Date as set forth in Schedule “C”.

(d)	During the currency of this Agreement, but except as otherwise provided in this Agreement, Lululemon shall permit Franchisee to hold itself out as an authorized retailer of Lululemon Products at Approved Retail Locations.

(e)	Franchisee shall prepare and submit for Lululemon’s review and reasonable approval a budget for the development and first year’s operations of each Approved Retail Location, at the time of presenting each proposed retail location to Lululemon for its approval. Lululemon will provide assistance to Franchisee upon request, but only for the purposes of guidance. Franchisee will be solely responsible to work with its own advisors in preparing and finalizing such budgets.

(f)	If Franchisee wishes to relocate any existing Approved Retail Location to another location due to:
(i)	unfavourable business conditions; or

(ii)	a change in the nature or character of the area where the Approved Retail Location is located; or

(iii)	the Approved Retail Location is no longer adequate to support actual or potential business volumes, then Franchisee shall submit a written request to Lululemon requesting such permission and providing the reasons for such request and Lululemon, acting reasonably, shall consider and respond to any such request and shall notify Franchisee in writing within thirty (30) days following receipt of such request of its decision thereof.
(g)	During the first twelve (12) months of the Initial Term, Lululemon shall not, without Franchisee’s prior written consent, which consent may be withheld in Franchisee’s sole discretion, enter into any franchise, license or distribution agreement for the operation of a retail outlet in the Territory or grant any other party a license to use the Marks in association with the retail marketing, sale or promotion of Products in the Territory.

(h)	During the last forty-eight (48) months of the Initial Term and during the renewal term, Lululemon shall not, without Franchisee’s prior written consent, which consent may be withheld in Franchisee’s sole discretion, enter into any franchise, license or distribution agreement for the operation of a retail outlet in the Focus Area Exclusive Zone as set forth in Schedule “C” or grant any other party a license to use the Marks in association with the retail marketing, sale or promotion of Products in the Focus Area Exclusive Zone as set forth in Schedule “C”.

(i)	During the last forty-eight (48) months of the Initial Term and during the renewal term, so long as Franchisee is in compliance with all of the material terms and conditions of this Agreement, Lululemon shall not enter into any Franchise Agreement or grant any other party a license or right to use the Marks in association with the retail marketing, sale or promotion of Products in the Territory unless it first gives not less than ninety (90) days’ prior written notice to Franchisee of its intention to do so and grants to Franchisee in such notice a right of first refusal to enter into such proposed Franchise Agreement, license or right to use, as applicable, on terms and conditions which are no less favourable to Franchisee than those which it has offered to such third party. Any such notice shall contain the terms and conditions of such third party offer and shall notify Franchisee that it may accept such offer on giving written notice of its acceptance to Lululemon within the time so provided, which shall not be less than thirty (30) days from the date Franchisee receives such notice. If Franchisee rejects a right of first refusal, then notwithstanding any other provisions in this Agreement, Franchisor shall be entitled to proceed and enter into the proposed agreement on substantially the same terms and conditions as contained in such notice. If the terms and conditions of the proposed agreement will change materially or substantially from those contained in such notice, this shall again give rise to a right of first refusal to Franchisee as described above. Notwithstanding the foregoing, Franchisor acknowledges and agrees that nothing in this paragraph shall be construed as granting to it the right to enter into any franchise, license or distribution agreement for the operation of a retail outlet in the Focus Area Exclusive Zone as set forth in Schedule “C” or to grant any other party a license to use the Marks in association with the retail marketing, sale or promotion of Products in the Focus Area Exclusive Zone as set forth in Schedule “C”, otherwise than in compliance with paragraph 3(h) of this Agreement.

(j)	Notwithstanding the above provisions, Lululemon shall have the right to establish its own retail locations in the Territory other than the Focus Area Exclusive Zone as set forth in Schedule “C” during the last forty-eight. (48) months of the Initial Term, and at any time thereafter, acting in a commercially reasonable manner as to their retail locations not being too close in proximity to the Approved Retail Locations of Franchisee.

(k)	Franchisee shall not use any Mark in association with any third party product or engage in the retail sale of any third party product at an Approved Retail Location unless such product is a Lululemon Product. Where Franchisee wishes to obtain the approval of Lululemon for the sale of a third party product as a Lululemon Product, it shall submit a request in writing or by electronic mail to Lululemon and shall provide Lululemon with one (1) sample of such proposed product and, where applicable, a colour scheme for such proposed product. Lululemon shall advise Franchisee in writing or by electronic mail of its acceptance or rejection of such request within a reasonable time, provided that if Franchisee has not been so advised within thirty (30) days of making its request, then such request shall be deemed to have been rejected by Lululemon. Lululemon shall act reasonably in making any such determination and where it elects to reject any such request it shall advise Franchisee of its reasons for doing so.

(l)	Franchisee will be responsible for the reasonable cost of adding the Approved Retail Location and subsequent Approved Retail Locations of Franchisee to Lululemon’s existing master website. Lululemon will refer leads from prospective retail customers in the Territory to Franchisee, or upon the establishment of additional retail locations, to the retail location which is closest to the prospective retail customer’s place of residence.

(m)	Franchisee shall not solicit or fill any orders from prospective wholesale or retail customers located outside the Territory, provided that nothing in this paragraph shall prevent Franchisee from selling Products at an Approved Retail Location to customers resident outside the Territory.

(n)	Franchisee shall be entitled to fill any and all athletic team and telephone orders in the Territory.
4.     Reservation of Rights to Franchisor
(a)	Franchisor may also acquire, develop, operate, licence and franchise other types of retail locations which may involve the distribution and sale of similar products and services but which operate under different trade marks and which may be located anywhere including nearby to the Approved Retail Locations and within the Franchised Territory, and in particular Franchisor may establish a lower-priced brand of athletic apparel intended for mall-based dedicated retail stores, and Franchisor shall incur no liability to Franchisee in connection therewith.

(b)	Franchisor may go public, or be acquired by or merge with a competing business which may involve the distribution and sale of similar products and services under different trade marks and which may have locations anywhere including nearby to the Approved Retail Locations and within the Franchised Territory, and Franchisor shall incur no liability to Franchisee in connection therewith.

(c)	Notwithstanding any other provision of this Agreement, Franchisor may itself or through an affiliate acquire, develop, operate, licence or franchise any form of business anywhere which is not specifically granted, franchised and licensed to Franchisee under this Agreement; and it may do so under the same, a similar or a different trade-mark; and any such form of business may be competitive with the franchised business but operate under a different trade-mark; and if any such business uses the same or a similar trade-mark, Franchisor will act in a commercially reasonable manner in the exercise of such rights and will endeavour through such use of the same or a similar trade mark to enhance the overall public recognition and goodwill thereof, and Franchisor shall incur no liability to Franchisee in connection therewith. Franchisor or its affiliates shall not operate, license or franchise any business which would be competitive with the franchised business within the Focus Area Exclusive Zone as set forth in Schedule “C” during the first twelve (12) months of the Initial Term of this Agreement.
5.     Management Personnel

                    Franchisee acknowledges that Franchisor has granted this Franchise on the representations of Franchisee that the Principal Franchisees have each entered into an Employment Agreement with the Franchisee (collectively, the “Employment Agreements”) and shall participate actively on a full-time basis in the management and operation of the franchised business and work at least five (5) days per week (forty (40) hours) on average on the store floor of an Approved Retail Location. Franchisee shall not appoint replacement management personnel without the prior written approval of Franchisor who will not unreasonably withhold such approval but who in granting such approval may prescribe, as a condition thereof, that any such replacement management personnel satisfactorily complete the training requirements set out herein. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such training.
6.     Training of Franchisee
(a)	Franchisor shall furnish Franchisee and the management personnel, if any, proposed to be employed by Franchisee in the franchised business with initial training of at least seven (7) days in duration in respect of the management, administration and operation of a Lululemon Athletica franchised business. The training shall be given at a location designated by Franchisor. Franchisor will pay no compensation for any services performed by trainees during such training and all expenses incurred by Franchisee or the trainees in connection with such training shall be for the account of Franchisee. Such initial training is intended to enable Franchisee or its management personnel thereafter to hire and train its assistant manager and other employees. Franchisor shall also furnish Franchisee with retail store opening assistance of seven (7) days in duration but only upon the opening of the first Approved Retail Location of Franchisee. The cost of such initial training for up to three (3) persons at the same time and of such retail store opening assistance shall be charged back to the Franchisee as outlined in Schedule “C”. Additional persons will be accommodated for such initial training or for subsequent equivalent training at Franchisee’s request, or in the event that the initial trainees shall fail to satisfactorily complete such initial training and Franchisee is required to hire a manager or replacement manager to satisfactorily complete such initial training, and in the event of a change of management personnel for the franchised business. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such additional training.

(b)	Franchisee and each manager, if any, of the franchised business shall satisfactorily complete such training prior to the commencement of the franchised business, or in the case of a new manager, prior to or immediately upon and after taking charge, unless waived by Franchisor in its discretion by reason of such person’s prior training and experience or by reason of Franchisee’s ability to satisfactorily train its management personnel. Franchisee shall advise Franchisor of its proposed operational structure and personnel prior to the commencement of business, and

Franchisor will determine and advise Franchisee as to which personnel will require training. Franchisor may require retraining of any personnel at any time based upon performance. Franchisor may specify additional training which may be mandatory at any time due to system upgrades or changes. Franchisor may also conduct follow-up training seminars covering various topics from time to time. Franchisor may designate one (1) of such follow-up training seminars per year to be mandatory for Franchisee and its management personnel. Franchisee’s refusal to complete such training will be deemed as a material breach of contract. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such training. Franchisee acknowledges that Franchisor’s training programs and materials are proprietary confidential information forming part of the Lululemon Athletica system.

(c)	If additional assistance or training over and above that normally furnished by Franchisor is required or requested by Franchisee at any time, Franchisor and Franchisee shall discuss and reasonably agree upon what is required and Franchisor will furnish such additional assistance or training. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such additional assistance or training.

(d)	The Principal Franchisees who will participate actively on a full-time basis in the management and operation of the franchised business and all management personnel shall take and complete the course entitled “the Landmark Forum” presented by Landmark Education International Inc., and listen to the Brian Tracy “Psychology of Achievement” audio tapes/CD’s, and to set annual goals in the specific framework of two (2) business goals, two (2) personal goals and two (2) health goals for each of two (2), five (5) and ten (10) years, demonstrating an understanding of these courses in the goal setting, and to annually submit the goals to Lululemon for review, within three (3) months after the opening date of the retail store. All other principals of Franchisee who will participate actively in the management and operation of the franchised business shall also complete the same requirements within six (6) months of such Scheduled Opening Date or hiring date. Failure to complete these courses and the annual goal setting and submission shall be a material breach of this Agreement, entitling Franchisor to terminate this Agreement under section 28 below.

(e)	The Principal Franchisees who will participate actively on a full-time basis in the management and operation of the franchised business and all management personnel shall read and complete the following books, namely, Good to Great: Why Some Companies Make the Leap by Jim Collins, The Wal-Mart Story: Made in America by John Huey and Sam Walton, and Pour Your Heart Into It: How Starbucks Built a Company

One Cup At A Time by Howard Schultz, within three (3) months of the Scheduled Opening Date of the Approved Retail Location. All other principals of Franchisee who will participate actively in the management and operation of the franchised business shall also complete the same requirements within six (6) months of such Scheduled Opening Date.
7.     Consultation
                    Lululemon agrees to consult with Franchisee from time to time as to market conditions, merchandising trends and potential product line opportunities in the Territory. Lululemon will act reasonably and give due consideration to Franchisee’s views on such matters; however, Franchisee acknowledges that Lululemon will have final discretion to determine matters related to the production and design of all Lululemon Products. Franchisee will report to Lululemon as reasonably required from time to time as to market conditions, merchandising trends and potential product line opportunities in the Territory.
8.     Pricing, Ordering and Payment
(a)	Franchisee will provide Lululemon with a six (6) month, sales dollar amount, rolling forecast of its requirement for Lululemon Products at least six (6) months in advance of the desired delivery date. The first such delivery date shall be not later than the Scheduled Opening Date for each Approved Retail Location.

(b)	Lululemon shall sell Lululemon Products to Franchisee at prices that are no more than fifty-five percent (55%) less than the Canadian Manufacturer’s Suggested Retail Prices set by Lululemon from time to time; and on product that the Franchisor does not manufacture, prices on such items will be at cost plus twenty five percent (25%) mark up. All prices shall include all costs of packaging, but shall exclude any and all Applicable Taxes, freight, insurance, shipping and transportation charges, which shall be the responsibility of Franchisee.

(c)	Franchisee will receive a percentage of total Lululemon monthly production determined by Franchisor in its discretion, based on Franchisee’s forecast for the month, weighted by the ratio of Franchisee’s forecast, as adjusted by Franchisor in its discretion, compared to the total of all Lululemon stores’ forecasts combined. The quantities and breakdown of styles, colours and sizes of goods delivered to Franchisee will be determined by Franchisor. Franchisee shall pay Lululemon an amount equal to fifty percent (50%) of the estimated purchase price of the goods for each of the months of January through October, and one hundred percent (100%) of the estimated purchase price of the goods for each of the months of November and December, as a downpayment (“Downpayment”) in respect of each order. Such payments shall be made to Lululemon by electronic bank transfer or cheque and shall be provided not less than sixty-five (65) days prior to the first day of the scheduled delivery month of such order. Lululemon shall not commence production of any Lululemon Products ordered by Franchisee until such time as it has received the applicable Downpayment. Franchisee shall pay the balance of the actual purchase price to Lululemon in advance of delivery, by electronic bank transfer on or before the first day of the scheduled delivery month of such order, or by cheque not less than five (5) days prior to the first day of the scheduled delivery month of such order.

(d)	At the end of each month, Lululemon will send a statement of shipping status and an invoice. Any shortfalls or overages in shipments of Lululemon Products to Franchisee at the end of any month will be carried forward to the following month for shipment (if a shortfall) or for treatment as a partial fulfillment of a subsequent order (if an overage), provided that payments for Lululemon Products delivered to Franchisee shall be made in accordance with the payment terms set forth herein. Franchisee shall report to Franchisor any discrepancy between Lululemon Products received and those invoiced, within ten (10) days of receiving each invoice.

(e)	The Lululemon Products so ordered shall be delivered to Franchisee F.O.B. (INCOTERMS 2003) on the transport carrier of Franchisee’s choice from Lululemon’s warehouse and payment of any remaining balance of the purchase price shall be due on the first day of the month of delivery and shall be paid to Lululemon by credit card authorization or electronic bank transfer.

(f)	Franchisor will endeavour to send Franchisee Lululemon Products above the forecast amount on request of Franchisee and dependent upon availability of inventory. Such shipments shall be paid for in full by Franchisee by electronic bank transfer before the goods are shipped.

(g)	In the event of any payment irregularities by Franchisee, Franchisor reserves the right to increase the amount of Franchisee’s required Downpayment to one hundred percent (100%) of the estimated purchase price of the goods for each order for each of the months of January through October, until Franchisee is able to satisfy Franchisor that it is able to meet its payment obligations in the normal course of business, as required by this Agreement.
9.     Title, Risk of Loss, Warranty and Liability
(a)	Title to and the risk of loss of any products ordered by one party from the other party shall pass at the time of delivery, F.O.B. Lululemon’s warehouse.

(b)	Franchisor will from time to time set standards based on its experience and that of its other franchisees, as to the maximum anticipated inventory shrinkage rate at each Approved Retail Location. If at any time Franchisee’s inventory shrinkage rate at an Approved Retail Location exceeds such maximum, Franchisor will have the right to specific reasonable measures which Franchisee must implement at its own expense in order to increase inventory security at that Approved Retail Location, or at all Approved Retail Locations, as reasonably specified by Franchisor.

(c)	Lululemon warrants to Franchisee that:
(i)	all Products supplied by Lululemon under this Agreement will be delivered to Franchisee free and clear of all liens, claims and encumbrances whatsoever;

(ii)	all Products supplied by Lululemon under this Agreement will conform to Lululemon’s specifications and shall be free from any latent defects in materials or workmanship; and

(iii)	upon delivery to the Franchisee, all Products shall be free from patent defects in materials or workmanship.
(d)	Unless Franchisee notifies Lululemon in writing of some defect or deficiency in any Product within 30 days of Franchisee’s receipt of such Product, Franchisee will be deemed to have accepted the Product despite any patent defects. Acceptance shall not affect Lululemon’s warranty regarding conformity with specifications and latent defects.

(e)	FRANCHISEE EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING LULULEMON WARRANTY SHALL EXPIRE AND SHALL NOT APPLY TO ANY DEFECT, FAILURE OR NON-CONFORMITY WITH SPECIFICATIONS CAUSED BY OR RESULTING FROM ANY ERROR OR DEFAULT OF FRANCHISEE, OR ANY INCOMPATIBILITY OF THE PRODUCTS, OR ANY PRODUCTS WHICH ARE DAMAGED OR MODIFIED IN ANY WAY AS A RESULT OF ANY ACCIDENT, NEGLIGENCE, USE IN ANY APPLICATION OTHER THAN THAT FOR WHICH IT WAS ORIGINALLY DESIGNED OR INTENDED, MODIFICATIONS, REWORK, REPAIRS OR ADAPTATIONS BY ANYONE OTHER THAN LULULEMON, OR BY OTHER CAUSES UNRELATED TO WORKMANSHIP OF LULULEMON OR LULULEMON SUPPLIERS OR SUBCONTRACTORS.

(f)	EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE, LULULEMON DOES NOT OFFER AND FRANCHISEE SPECIFICALLY WAIVES ANY OTHER CONDITIONS, REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, WHETHER EXPRESSED OR IMPLIED, INCLUDING

ANY IMPLIED CONDITION, REPRESENTATION OR WARRANTY OF DURABILITY, COMPATIBILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SYSTEM, THE SPECIFICATIONS OR ANY PRODUCTS SUPPLIED HEREUNDER.

(g)	FRANCHISEE SHALL NOT IN ANY EVENT BE ENTITLED TO RECOVER ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE INCLUDING, BUT NOT BEING LIMITED TO, LOSS OF PROFIT, PROMOTIONAL OR MANUFACTURING EXPENSES, OVERHEAD COSTS OR INJURY TO REPUTATION. LULULEMON’S CUMULATIVE LIABILITY TO FRANCHISEE FOR ANY AND ALL CLAIMS WHATSOEVER SHALL NOT EXCEED THE PURCHASE PRICE PAID FOR ORDERED PRODUCTS, IRRESPECTIVE OF THE NATURE OF THE CLAIM, WHETHER IN CONTRACT, TORT, WARRANTY OR OTHERWISE.

(h)	All customer returns shall be to Franchisee’s business premises. Repairs or replacement of defective Products shall be at the sole discretion of Lululemon.
10.     Winning Formula and the 8 Principals of Store Success
                    Franchisee shall adhere to the Winning Formula described in the attached Schedule “A” and to the 8 Principals of Store Success as described in the attached Schedule “B”, which is a summary of the 80/20 Store Operations Guide that is acknowledged to have been provided to the franchisee and as amended by Lululemon from time to time, provided that Lululemon and Franchisee each acting reasonably may jointly agree to amend the 8 Principals of Store Success and/or the 80/20 Store Operations Guide, as amended by Lululemon from time to time, provided that Lululemon and Franchisee each acting reasonably may jointly agree to amend the Winning Formula and/or the 8 Principals of Store Success and/or the 80/20 Store Operations Guide, where changes in local market conditions reasonably require any such change. The Winning Formula is the essence of the Lululemon Athletica Franchise, and failure to follow the Winning Formula shall be a material breach entitling Franchisor to terminate this Agreement under section 28 below. The 80/20 Store Operations Guide has been determined as the areas that define the success of Lululemon Athletica Franchise, and failure to follow the 80/20 Store Operations Guide shall be a material breach entitling Franchisor to terminate this Agreement under section 28 below.
11.     Performance
                    The Franchisee will be required to complete the following in order to comply with the expectations of a Lululemon retail store:

(a)	$2,500,000 gross sales in twelve (12) consecutives months within the first eighteen (18) months of the Approved Retail store location’s operation, opening date is as outlined in Schedule “C”.

(b)	Each Principal Franchisee is required to work a minimum of forty (40) hours per week in the Approved Retail store location, in the context as management and operations of the day-to-day business.

(c)	Each Principal Franchisee must identify any of the 8 Principals of Store Success described in the attached Schedule “B” they require training on by the Franchisor or they hire the appropriate resources. Each of the 8 principals of this guide must be covered by a principal or appropriately appointed resource within six (6) months of opening date. Successful implementation and satisfaction of the 8 principals of this guide will be measured by sales and by checks by Franchisor as outlined in Schedule “B” and commencing quarterly from opening date as outlined in Schedule “C”.

(d)	The Winning Formula as described in the attached Schedule “A” must be completely executed within three (3) months of opening date as outlined in Schedule “C”.
                    Failure to execute and complete these performance expectations will considered to be a material breach of this Agreement, entitling Lululemon to terminate this Agreement under section 28 below.
12.     Quarterly Reporting
                    Franchisee shall provide to Franchisor on a quarterly basis, on or before the twentieth (20th) day of each month following each calendar quarter, an income and expense statement and a balance sheet in such form and detail as shall from time to time be reasonably required by Franchisor in respect of the franchised business during the preceding calendar quarter, which shall be certified as accurate by Franchisee.
13.     Annual Reporting
                    Franchisee shall also provide to Franchisor on an annual basis, within ninety (90) days following the end of each fiscal year of Franchisee, a balance sheet and a profit and loss statement for the franchised business for the preceding fiscal year, prepared by an independent chartered or certified general accountant in accordance with generally accepted accounting principles applied on a consistent basis from year to year, and which upon the reasonable request of Franchisor shall be accompanied by the accountant’s review engagement report prepared in accordance with the standards for same as set forth in the Canadian Institute of Chartered Accountants Handbook from time to time, or if Franchisee has been in material breach under this Agreement, shall at the discretion of Franchisor be audited.
     14.     Overdue Payments

                    All overdue payments of Franchisee shall bear interest from the due date until paid at the rate of fifteen percent (15%) per annum. All such overdue interest shall be calculated at the aforesaid effective annual rate and then paid to Franchisor on a monthly basis.
15.     License and Use of Marks
(a)	Subject to any termination or non-renewal of this Agreement, Lululemon grants to Franchisee for so long as this Agreement remains in effect a non-exclusive right and license to use and display the Marks in and only in the manner contemplated by this Agreement in connection with the merchandising, marketing, advertising, distribution and sale of Lululemon Products at and from Approved Retail Locations in the Territory, subject to such other grants of Franchises or Licenses to Third Parties in the Territory as are made in accordance with and as contemplated by this Agreement.

(b)	Except as provided for in this Agreement, Franchisee shall have no right to use or display the Marks or to grant any rights to use or display the Marks to any third party without the prior written agreement of Lululemon.

(c)	Franchisee will acknowledge by public notice at each Approved Retail Location that its use and display of the Marks is a licensed use and that the owner of the Marks is Lululemon. Franchisee acknowledges that Lululemon has the right to exercise direct or indirect control of the character and quality of the Products, and of the retail services which Franchisee offers in association with the Marks at Approved Retail Locations.

(d)	Franchisee shall use the Marks only in their exact form and not in combination with any other trade-mark or trade name not owned by Franchisor and only in such media and as otherwise prescribed or approved by Lululemon from time to time.
16.     Other Obligations
(a)	Franchisee will exercise its reasonable best efforts to advertise and promote the sale and distribution of Lululemon Products throughout the Territory.

(b)	Franchisee further agrees:
(i)	to ensure that Lululemon Products are distributed and Products are sold and Approved Retail Locations are operated in compliance with applicable local laws;

(ii)	to be responsible for any and all taxes, assessments, duties and other expenses related to purchasing, importing, distributing, marketing, advertising and selling Products;

(iii)	to take all steps that are reasonably necessary to prevent Products from being sold or distributed outside of the Territory or at unapproved locations by or through the actions of Franchisee;

(iv)	to maintain the cleanliness, condition and appearance of each Approved Retail Location;

(v)	to maintain an adequate inventory of Products and sufficient staff to satisfy and properly service customer demand;

(vi)	to refrain from conducting any business other than the franchised business at each Approved Retail Location;

(vii)	to refrain from contesting or assisting any other party in contesting Lululemon’s rights in the Marks;

(viii)	to clearly indicate its own name to the public and to all third parties with whom it deals in the operation of the franchised business, in order to clearly indicate that Franchisee is the independent owner and operator of its business;

(ix)	to refrain from using the names Lululemon or Lululemon Athletica or any confusingly-similar name as part of the corporate name of Franchisee in the event of any change of its name;

(x)	to refrain from using the names Lululemon or Lululemon Athletica or any confusingly-similar name as part of any uniform resource locator, Internet domain name, electronic mail address, website name or search engine metatag or keyword of Franchisee without the prior written approval of Lululemon;

(xi)	to refrain from using the Marks in association with any business other than the franchised business, and all goodwill accruing to all uses of the Marks shall accrue to Lululemon as the owner thereof;

(xii)	to refrain from acting or assisting any other party in acting in derogation of the Marks or so as to depreciate the value of the goodwill therein;

(xiii)	to refrain from contesting or assisting any other party in contesting Lululemon’s control over the Internet domain name of Lululemon and the uniform resource locator and Internet website connected to it, and Franchisee acknowledges that offering a uniform image and format and uniform procedures and systems, including on the Internet, is an essential part of the Lululemon Athletica franchise system;

(xiv)	to refrain from registering its own Internet domain name or uniform resource locator for the franchised business or otherwise conducting its own separate Internet marketing or electronic commerce, and Franchisee shall only establish its Internet website for the franchised business so that it can be accessed only by first going through Franchisor’s Internet website;

(xv)	to refrain from using or continuing to use any design or contents of any Internet website associated with the franchised business which is not first approved by Franchisor, and Franchisee agrees to remove or cause the removal forthwith of all designs or contents disapproved by Franchisor;

(xvi)	to refrain from any use, such as by linking or framing, of any Internet website associated with the franchised business, with any other Internet website or business or in association with any other trade-mark not owned or controlled by Franchisor;

(xvii)	to refrain from any use on its Internet website of any advertising or other materials of or coming from a third party without the prior written approval of Franchisor;

(xviii)	to use Franchisor’s required forms and privacy statements and adhere to Franchisor’s policies and procedures in the franchised business regarding collection, disclosure, use and retention of personal information and of data from time to time, in order to obtain all required permission from all required parties regarding such collection, disclosure, use and retention of personal information and data in accordance with applicable law;

(xix)	to sell only Products at the Approved Retail Locations, except as may otherwise be authorized in writing by Franchisor from time to time, and Franchisee agrees to use all commercially reasonable best efforts to cause the Gross

Sales at each Approved Retail Location to consist of one hundred percent (100%) Lululemon Products;

(xx)	to purchase only from Franchisor or its designated or approved suppliers, and to use in, but only in, the franchised business all those items of packaging such as bags and boxes, decals, and such other forms, materials and supplies which are labelled or imprinted with the Marks, and Franchisor warrants that it does not and will not profit unfairly from Franchisee’s use of such items through the receipt of hidden rebates, discounts or other allowances from such designated or approved suppliers;

(xxi)	to be responsible for all of its own advertising and marketing within the Territory at its own expense, and to submit all of its proposed advertising methods and materials to Franchisor for its reasonable written approval prior to use, such approval not to be unreasonably withheld or delayed, provided that Franchisor shall have the right to require changes to ensure consistency with its image and branding, and to provide monthly advertising reports to Franchisor within fifteen (15) days of the end of each month consisting of copies of all of its advertising during each such month including details of all places where such advertising appeared and the number of times it was repeated, in such form and detail as shall be reasonably required from time to time by Franchisor, and to refrain from using any advertising methods or materials not provided or first approved in writing by Franchisor;

(xxii)	to meet with Franchisor or its personnel, together with the principals and store managers of Franchisee, at least two (2) times per calendar year in the Territory, for the purposes of discussing product design and requirements, providing or discussing any required additional training and providing any required general assistance to Franchisee;

(xxiii)	to permit Franchisor at any reasonable time to have such access as may be required to audit and inspect Franchisee’s inventory including inventory counts, and generally to inspect, review, verify, test and take samples of Franchisee’s products and supplies and its operation of the franchised business in order to determine Franchisee’s compliance with the Winning Formula, the eight principals of store success as defined in the 80/20 Store Operations Guide and this Agreement, and Franchisee shall cooperate with Franchisor for such purposes; and

(xxiv)	to comply with all specifications, standards, operating procedures, policies, methods and systems prescribed by Franchisor from time to time as being essential in order to maintain the standardization, uniformity and integrity of the Lululemon Athletica system, any or all of which may be set forth in a confidential operating manual belonging to Franchisor and provided on loan to Franchisee or otherwise communicated to Franchisee in writing and amended from time to time, and all of which shall constitute provisions of this Agreement as if they were fully set forth herein.
(c)	Franchisee will provide the amount as set forth in Schedule “C” per person two (2) times a year for air and hotel for two (2) Lululemon staff to participate in the design meetings with Franchisee in the Territory.

(d)	Franchisee will obtain, use, maintain and upgrade as required from time to time the inventory and point of sale (“POS”) system specified by Franchisor, which will interact with the Lululemon head office system as upgraded from time to time. Further, Franchisee will be responsible to pay to Lululemon or its designated or approved suppliers as part of acquiring, using, maintaining and upgrading the inventory and POS system, such reasonable hardware, software, ongoing licensing, Internet connection, periodic software upgrading and other charges as may be incurred from time to time for installation, operation, maintenance and upgrading of such system at each Approved Retail Location.

(e)	Lululemon shall at all times determine and take such steps as may reasonably be required to preserve its rights in the Marks and to prohibit the use or display of the Marks by any unauthorized third party.

(f)	Lululemon shall continue to be available at its home office for consultation and guidance of Franchisee at no charge in respect of the operation, administration and management of the franchised business.
17.     Substandard Items
                    In order to maintain quality, standardization, uniformity and consistency among all Lululemon Athletica retail stores, Franchisor reserves the right to require Franchisee to remove from use or sale at the Approved Retail Locations any items of equipment, supplies or products that do not conform to Franchisor’s specifications and quality control standards upon ten (10) days’ written notice to that effect.
18.     Pricing
                    Franchisor may recommend or suggest MSRP prices for products or services to Franchisee based upon its experience, however such recommended or suggested MSRP prices are not binding upon Franchisee, who is at all times free to charge prices of its own choosing for any product or service, and failure to accept or follow any such recommendation or suggestion will not hinder or adversely affect the business relationship between Franchisee and Franchisor or any other person, firm or corporation. Where Franchisor offers printed items that contain prices, Franchisee may specify its own prices and pay any incremental costs incurred for its special printing orders. Where Franchisor may conduct advertising from time to time for the Lululemon Athletica system or for specified locations which include the Approved Retail Locations, which refers to exact retail prices, or where Franchisor may enter into national, regional or multiple location accounts from time to time for the provision of services or the sale of products which may involve Franchisee and which include pre-determined prices, such prices shall be deemed to be maximum prices designated by Franchisor for the specific items or services which shall be binding on Franchisee for the duration of the ad or the period referred to in the ad, or for the duration of the pre-determined price arrangement, and Franchisee in such instances shall be restricted from selling above (but not below) the advertised or pre-determined prices during such periods.
19.     Promotional Programs
                    Franchisee agrees to cooperate and participate fully in all in-store POS advertising and promotional programs reasonably designated by Franchisor from time to time.
20.     Advertising Fund
(a)	When in Franchisor’s opinion there are sufficient franchised Lululemon Athletica locations in operation, Franchisor shall have the right upon six (6) months’ written notice to institute an advertising fund, Franchisor agrees that all Franchisees entering into Franchise Agreements after this one and all of Franchisor’s corporate owned and affiliate owned retail locations shall make contributions to the advertising fund of at least the same percentage of Gross Sales and at the same times as are applicable to Franchisee under this Agreement.

(b)	In addition to all other payments required to be made by Franchisee to Franchisor hereunder, Franchisee agrees to contribute to the advertising fund by paying to Franchisor monthly, by the fifteenth (15th) day of each month following the month in which such Gross Sales were made, an amount equal to one percent (1%) of all Gross Sales made at or from the Approved Retail Locations and in the franchised business during the preceding month.

(c)	The advertising fund shall be administered and allocated by Franchisor in its discretion and spent or reserved for expenditure exclusively on any and all aspects of advertising, marketing, promotion and public relations relating to the Lululemon Athletica system in such media, including the Internet, and in such geographic areas, regionally, nationally or internationally, as Franchisor shall determine in its discretion from time to time.

(d)	Franchisor agrees to advise is franchisees from time to time of its proposed advertising program to be paid for out of the advertising fund, and to seek the input of the franchisees in respect thereof, through a representative elected on a yearly basis by the franchisees as a group. Franchisee acknowledges that although Franchisor agrees to advise Franchisee and seek Pits input, all decisions regarding the advertising fund remain in the discretion of Franchisor as outlined above.
21.     Administration of Advertising Costs and Accounting by Franchisor
                    Franchisor shall administer and coordinate the use of the advertising funds and shall be entitled to charge a reasonable amount to the advertising fund, not to exceed ten percent (10%) of the total annual contributions to the fund, to cover its actual administrative and accounting expenses and overhead incurred in connection therewith. In the event that Franchisor shall loan money to the advertising fund to cover advertising expenses which are in excess of the amount of contributions received by Franchisor for the advertising fund to date, Franchisor shall be entitled to be repaid for any such loaned funds out of subsequent contributions made to the advertising fund. Franchisor shall account for the advertising fund separately from its other funds, and shall maintain the advertising fund in a separate bank account segregated from its other funds. Franchisor shall provide to Franchisee a yearly accounting of the receipts and expenditures of the advertising fund, within one hundred and twenty (120) days following Franchisor’s fiscal year end. Franchisor undertakes in administering the advertising fund to use its reasonable best efforts to use the advertising fund for the benefit of all members of the Lululemon Athletica system, however Franchisee acknowledges that Franchisor is under no obligation to use the advertising fund for the benefit of all contributors on an equal or proportionate basis to the amount contributed.
22.     Insurance
(a)	Franchisee agrees to procure and maintain during the term of this Agreement insurance against the insurable risks and for not less than the amounts of coverage which may be specified by Franchisor from time to time, and in particular, Franchisee agrees to procure and maintain the following insurance coverage:
(i)	commercial general liability “insurance against civil public liability, including personal and bodily injuries or death and damage to or destruction of property in at least the amount of Two Million Dollars ($2,000,000.00) per person or occurrence and with the following additional endorsements or coverage: personal injury liability; supplementary payments coverage; non-owned automobile liability; blanket contractual liability; contingent employer’s liability; products liability; advertising injury liability; completed operations liability; employees added as additional insureds; and medical payments each person, each accident, in at least the amount of Ten Thousand

Dollars ($10,000.00) per person or occurrence with aggregate coverage limits of at least ten (10) times that amount;

(ii)	appropriate business class rated vehicle insurance with underinsured motorist protection or non-owned automobile liability coverage, as applicable, and comprehensive third party liability coverage in at least the above amount covering all vehicles owned, operated, used or licensed by Franchisee and its employees in connection with the franchised business or in any way used or identified with the Marks;
(b)	All such policies of insurance shall name Franchisor as an additional named insured, as its interests may be from time to time; and shall apply as primary coverage and not as excess to any other insurance available to Franchisor; and shall contain a waiver of the insurer’s rights of subrogation in respect of any claim against Franchisor; and (if reasonably available) shall not contain any exclusion clause for the claims of one insured versus another insured or for the acts of one insured affecting another insured, but instead shall contain a severability of interests clause and a cross liability clause whereby each such policy shall be treated as though a separate policy had been issued to each insured; and shall provide that Franchisor shall receive at least thirty (30) days’ prior written notification of any cancellation, termination, lapse, expiry, change, alteration, amendment or modification thereof that is material to this Agreement; and shall have deductible limits which do not exceed Two Thousand Dollars ($2,000.00) per person or event.

(c)	Franchisee shall provide certificates evidencing such required insurance coverage to Franchisor prior to commencing the franchised business and prior to each expiry date of such insurance policies.

(d)	Franchisee agrees to consider participating in such group insurance coverage programs as Franchisor may arrange from time to time, and, if it elects to participate, to pay its proportionate share of the premiums therefor.

(e)	Franchisee may also obtain such other or additional insurance as it deems proper in connection with its operation of the franchised business.

(f)	Franchisor may also suggest other or additional insurance from time to time for Franchisee’s consideration in connection with its operation of the franchised business.

(g)	Nothing contained herein shall be construed as a representation or warranty by Franchisor that such insurance as may be specified by

Franchisor from time to time will insure Franchisee against all insurable risks or amounts of loss which may or can arise out of or in connection with the operation of the franchised business.

(h)	Maintenance of any such insurance and compliance by Franchisee with its obligations under this paragraph shall not relieve Franchisee of its liability under the indemnity provisions of this Agreement.
23.     System Changes
                    Franchisor shall have the right to make reasonable changes, modifications, additions or deletions to the Lululemon Athletica system including the Winning Formula and 80/20 Store Operations Guide as described herein from time to time by reasonable notice in writing to Franchisee. Franchisee acknowledges that some of such changes may be material and may involve required expenditures due to the addition or substitution of new products, services, inventory, supplies, equipment or technology, or an alteration of specifications or standards. Upon receipt of notice, Franchisee agrees to comply with and carry out all such changes, modifications, additions and deletions, and to undertake and satisfactorily complete any additional training requirements, at its own expense, promptly as required and within the time specified by such notice, as if they were a part of the Lululemon Athletica system at the time of execution of this Agreement, and in order to ensure consistency with Lululemon’s image and branding.
24.     Rectification of Defaults
                    Franchisee shall promptly rectify all defaults or failures to perform any of its obligations under this Agreement upon receipt of written notice from Franchisor specifying the default or failure and the requirements to cure such default or failure.
25.     Confidentiality
                    Neither party shall disclose, publish or use for any purpose inconsistent with this Agreement any information which it receives in confidence from the other or which the other party has designated as confidential, including any operating manual provided on loan by Franchisor, training materials, the Winning Formula, the 80/20 Store Operations Guide, custom proprietary computer software, and any information about the sourcing or cost of producing any of the Products. Notwithstanding the foregoing, the obligations of confidentiality imposed by this Agreement shall not apply to any information that:
(a)	is already known to the receiving party;

(b)	is or becomes publicly known through no wrongful act or omission of the receiving party;

(c)	is rightfully received from a third party without a similar restriction and without any breach of this Agreement;

(d)	is independently developed by the receiving party without any breach of this Agreement;

(e)	is approved for release by the disclosing party or its authorized representative; or (0 is required to be disclosed by law.
                    The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
26.     Assignment
(a)	Franchisee may not assign or transfer its interest in this Agreement in any manner directly or indirectly in whole or in part to any third party without the prior written consent of Lululemon, which consent shall not be unreasonably withheld or delayed. Franchisee agrees not to assign or transfer its interest in this Agreement, and in particular in the first Approved Retail Location, during the first three (3) years of the Initial Term, and that Franchisor may refuse its consent to any such assignment or transfer during such time in its sole discretion.

(b)	Franchisor’s consent to any assignment shall not constitute a waiver of any claim against Franchisee. Franchisor’s consent to any assignment shall be conditioned upon the following:
(i)	the assignee shall reasonably meet Franchisor’s then-current criteria for the selection and approval of franchisees;

(ii)	the assignee and the management personnel proposed to be employed by the assignee for the franchised business shall satisfactorily complete Franchisor’s initial training program;

(iii)	the assignee shall assume and agree in writing to be bound by and perform all of the covenants and obligations of Franchisee under this Agreement;

(iv)	all obligations of Franchisee under this Agreement shall be brought up to date and into full compliance;

(v)	Franchisee shall deliver to Franchisor a complete release of all claims against Franchisor and its officers in respect of all matters arising under or pursuant to this Agreement;

(vi)	Franchisee acknowledges that Franchisor will provide assistance and other services, including training, and will incur expenses in connection with any assignment or proposed assignment, and thus Franchisee shall reimburse Franchisor for its reasonable actual expenses incurred in connection with the assignment or proposed assignment, including the expenses of one of Franchisor’s personnel attending at the Franchised Territory for an inspection if required in Franchisor’s reasonable opinion, and in connection with the assignment shall pay to Franchisor a non-refundable Assignment Fee in the amount of Five Thousand Dollars ($5,000.00), the payment of which shall be a condition of Franchisor granting consent to the assignment.
(c)	Right of First Refusal.
(i)	Prior to granting consent to any proposed assignment, Franchisor shall have a right of first refusal to purchase the franchised business from Franchisee. Franchisee shall notify Franchisor of its desire to sell, assign or transfer the franchised business by written notice setting forth the proposed terms and conditions for such sale, assignment or transfer. Franchisor shall then notify Franchisee in writing within thirty (30) days after receipt of such notice as to whether or not Franchisor wishes to exercise its right of first refusal on such terms and conditions. In the event an offer is received by Franchisee from a third party within the same time frame as an offer from Franchisor under paragraph 27 of this Agreement is sent to Franchisee to purchase the Franchise, the letter dated first to or from Franchisor shall take precedence.

(ii)	If Franchisor determines not to exercise its right of first refusal at that time, then Franchisor may assist Franchisee to find a suitable buyer from among those prospective franchisees with whom Franchisor has been in contact. If within the said thirty (30) day period Franchisor has not been able to assist Franchisee, then Franchisee may commence its efforts to sell the franchised business; provided, however, that Franchisee shall submit all proposed advertisements for the sale of the franchised business to Franchisor for its reasonable prior written approval as to form.

(iii)	Once Franchisee receives a bona fide offer to purchase from a third party, Franchisee shall deliver written notice to Franchisor setting forth all of the terms and conditions of the proposed sale and all available information concerning the proposed assignee, as well as a statutory declaration of

Franchisee or an officer thereof attaching a true and complete copy of the offer. Franchisor shall have the right to communicate directly with the offeror upon Franchisee’s acceptance of the offer conditional upon Franchisor’s prior right of first refusal, or upon Franchisee notifying Franchisor that Franchisee is willing and intends to accept the offer if Franchisor does not exercise its right of first refusal. Within thirty (30) days after Franchisor’s receipt of such notice and information, Franchisor shall notify Franchisee in writing as to whether or not it will exercise its right of first refusal on the same terms and conditions excluding any agent or broker fees that would be payable by Franchisee, or if not, whether or not it consents or does not consent to the proposed sale and assignment of this Agreement to the proposed assignee, together with any reasonable conditions of Franchisor’s consent, or the reasons for Franchisor’s non-consent. Franchisor’s consent, if any, will be conditioned upon the same factors as set forth above in respect of any proposed assignment.
(d)	If Franchisee is a corporation, a transfer, re-acquisition, cancellation, alteration or issuance of shares, or any other transaction or series of transactions involving the same which alone or together would affect twenty-five percent (25%) or more of or would result in a change in control of the majority of the voting or equity interests in Franchisee directly or indirectly shall constitute an assignment for the purposes of this Agreement. In the event that any transaction such as the above shall occur but shall not constitute an assignment, or in the event of any change in the directors, officers or shareholders of Franchisee, or in the voting or equity interests in Franchisee, Franchisee shall notify Franchisor in writing of the details of such transaction within five (5) days of its occurrence.

(e)	Franchisee shall not have the right to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in this Agreement without the prior written consent of Franchisor.
27.     The Take-Over or Buy-Out Clause
                    At any time during the Initial Term of this Agreement, and during the renewal term, in the event that Lululemon or its principals or any affiliate or related company of any of them should receive an offer from a third party for the purchase of all or substantially all of the Lululemon business including designing, manufacturing and selling apparel to retail customers (wherever situated in the world) by way of either an asset purchase or a share purchase or by going public, Lululemon will have the right to include in such transaction an option (the “Option”) to the purchaser to acquire the Franchise carried on by the Franchisee and all of the Approved Retail Locations from Franchisee in accordance with the formula for the Transfer Price set out and as defined in the Shareholders Agreement. The formula for the Transfer Price set out and as defined in the Shareholders Agreement will apply as the exercise price of the Option notwithstanding that the offer from a third party may relate to an asset purchase.
28.     Termination
                    Lululemon will be entitled to terminate the Franchise Agreement in the event of a material breach, either after written notice of default and an opportunity to cure as set forth in paragraph 28(a) below or in the event of material breaches which, by their nature, are non-curable, by written notice of termination without prior notice of default and opportunity to cure. Specific events of material breach, whether curable or non-curable, are as set forth in paragraphs 28(a) and 28(b) below.
(a)	Termination After Notice of Default.

Franchisor may terminate this Agreement for good cause, namely for material breach after written notice of default setting forth Franchisor’s intent to terminate, the reasons for such termination, and the effective date thereof, as follows:
(i)	if Franchisee fails to comply with Franchisor’s Winning Formula, the 8 Principals of Store Success, or specifications and quality standards for products, services, inventory, supplies, signs, equipment and procedures as called for in this Agreement and such default shall not be wholly rectified within a period of thirty (30) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee; provided, however, that if any such default other than a failure to comply with Franchisor’s Winning Formula is capable of being cured but cannot reasonably be cured within such thirty (30) day period, and Franchisee is prosecuting such cure with diligence, such thirty (30) day period shall be extended for a longer period of time as may be necessary to complete such cure so long as in the opinion of Franchisor, the same is being and continues to be prosecuted with diligence by Franchisee;

(ii)	if Franchisee operates the franchised business in a dishonest, illegal, unsafe, unsanitary or unethical manner, or engages in any conduct related to the franchised business which in Franchisor’s reasonable opinion materially and adversely affects or may affect the reputation, identification and image of the Lululemon Athletica system or the Trade Marks, for a period of ten (10) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee;

(iii)	if Franchisee fails to pay any amount due and owing to Franchisor pursuant to the terms of this Agreement for a period of fifteen (15) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee;

(iv)	if the Franchisee fails to achieve gross retail sales totalling at least A $1.5 million during any given 12 month period commencing on the opening date of the Franchise;

(v)	if Franchisee fails to comply with any other covenant or obligation under this Agreement for a period of sixty (60) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee; provided that in extenuating circumstances Franchisor may by written notice to Franchisee allow such additional period of time as Franchisor determines for curing any such default.
(b)	Termination Without Prior Notice of Default.

The following events shall be deemed material breaches of this Agreement and shall be grounds for termination of this Agreement by Franchisor for good cause and without prior notice of default. Such material breaches shall, by their nature, be deemed non-curable. Any notice of termination given by Franchisor to Franchisee upon or after the happening of any of such events shall be in writing and shall set forth Franchisor’s reasons for such termination and the effective date thereof. The events of non-curable material breach of this Agreement are as follows:
(i)	if either or both of the Principal Franchisees resign from their employment with the Franchisee or either or both of the Employment Agreements are otherwise terminated;

(ii)	if Franchisee shall abandon the franchised business by failing to keep the franchised business operating under the name Lululemon Athletica for ten (10) consecutive business days or more, or for an aggregate of ten (10) business days or more in any thirty (30) day period, without the prior written consent of Franchisor, which consent shall not be unreasonably withheld where the closure results from a cause beyond Franchisee’s reasonable control;

(iii)	if Franchisee shall become bankrupt, or be in receivership for a period exceeding ten (10) business days, or shall be dissolved, liquidated or wound-up, or if Franchisee shall make a general assignment for the benefit of its creditors or a composition, arrangement or proposal involving its creditors, or otherwise acknowledge its insolvency, and the insolvency or other action is not cured within such ten (10) business days;

(iv)	if Franchisee, or any partner, director or officer shall be convicted of any indictable criminal offence, or any crime involving moral turpitude, or shall be found liable for or guilty of fraud, fraudulent conversion, embezzlement, or any comparable action in any civil or criminal action or proceeding pertaining or relevant in Franchisor’s opinion to the franchised business;

(v)	if Franchisee shall be convicted of misleading advertising or any other sales-related statutory offence pertaining to the franchised business, or shall be enjoined from or ordered to cease operating the franchised business or any material part thereof by reason of dishonest, illegal, unsafe, unsanitary or unethical conduct;

(vi)	if Franchisee shall have its business licence or any other licence, permit or registration pertaining to the franchised business suspended for just cause or cancelled and not reinstated or re-issued within ten (10) business days;

(vii)	if Franchisee shall attempt to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in, or assign this Agreement without the prior written consent of Franchisor, or if an assignment of this Agreement shall occur by operation of law or judicial process without such consent;

(viii)	if Franchisee shall attempt to assign, transfer or convey the Lululemon Athletica or related Trade Marks, trade name, Internet domain name, uniform resource locator, copyrights, custom proprietary computer software, confidential information or trade secrets, or if Franchisee shall duplicate, publish, disclose, use or misuse any of the same in a manner or at or from a location not authorized by Franchisor;

(ix)	if Franchisee shall intentionally falsify, misrepresent or misstate to Franchisor any financial statements, reports or information required pursuant to this Agreement; or

(x)	if Franchisee shall unilaterally repudiate this Agreement or the performance or observance of any of the terms and conditions of this Agreement by word or conduct evidencing Franchisee’s intention to no longer comply with or be bound by the same.
29.     Effect of Termination
(a)	Upon termination of this Agreement, all rights granted by one party to the other party shall automatically revert back to the granting party. No termination shall deprive either party of any of its remedies or relieve either party from making payments or meeting any other obligation to the other party which may have accrued prior to the effective date of such termination.

(b)	Telephone Numbers and Listings, Internet Domain Names, Electronic Mail Addresses, Metatags and Keywords
(i)	Upon expiry or termination of this Agreement for whatever reason, Franchisor shall have the right to require that Franchisee forthwith upon written notice cease use of all of the existing telephone numbers (including fax numbers) of the Approved Retail Locations, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags and keywords for the franchised business. Franchisor shall have the further right to arrange for call and message forwarding and to take over and have assigned to it or its designee the existing telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags and keywords for the franchised business.

(ii)	The Telephone Company and any Internet domain name granting authority, Internet service provider and web search engine shall be entitled to treat this Agreement or a notarized copy thereof as executed by Franchisee as good and sufficient authority for such call and message forwarding, assignment and transfer, and as evidence of Franchisee’s irrevocable consent thereto, and the provisions of this paragraph shall in such instance be deemed to constitute an absolute and irrevocable assignment by Franchisee of all of its rights and interests in such telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags and keywords to Franchisor or its designee; and Franchisee hereby irrevocably nominates, constitutes and appoints the person serving from time to time as the President of Franchisor to be its attorney-in-fact to execute in Franchisee’s name and on its behalf a surrender of such telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags and keywords to the Telephone Company or any Internet domain name granting authority, Internet service provider or web search engine, or an assignment of the said telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags and keywords to Franchisor or its designee as the successor to Franchisee in the event of such expiry or termination, and to execute all such other documents and instruments and to carry out all such acts and deeds as may be reasonably required in order to perfect such surrender or assignment as the case may be, and Franchisee hereby allows, ratifies and confirms all actions taken in pursuance of the authority herein conferred upon the President of Franchisor by the granting of this power of attorney. In accordance with the Power of Attorney legislation applicable hereto, Franchisee hereby declares that the power of attorney herein shall continue unrevoked and may be exercised during any subsequent legal incapacity on the grantor’s part. Where Franchisee is a corporation, it hereby waives any provisions of the Power of Attorney legislation requiring the common seal of the corporation to be actually affixed hereto in order for the power of attorney granted herein to be valid. This Agreement shall be treated for all purposes as if the common seal of the corporate Franchisee has been affixed hereto under the hands and in the presence of its duly authorized officers. This Agreement, including the powers of attorney granted herein, is intended to take effect as a sealed instrument of Franchisee. The Telephone Company and any Internet domain name granting authority, Internet service provider and web search engine may accept this Agreement or a notarized copy thereof as executed by Franchisee as evidence of such power of attorney.

(iii)	Franchisor shall also be entitled to require at any time during the term of this Agreement that Franchisee execute and deliver to Franchisor the appropriate Telephone Company, Internet domain name granting authority, Internet service provider or web search engine form of assignment of such telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags and keywords to Franchisor, which Franchisor shall be entitled to treat as irrevocable, and to hold and to use to effect such assignment with the Telephone Company, Internet domain name granting authority, Internet service provider or web search engine upon expiry or termination of this Agreement.
(c)	Upon expiration or termination of this Agreement for whatever reason, Franchisee shall forthwith discontinue use of the Lululemon Athletica and related Trade Marks, trade name, Internet domain names, uniform resource locators, electronic mail addresses, search engine metatags and keywords, copyrights, custom computer software, operating manuals, training materials, advertising, marketing, promotional and merchandising methods and materials, and all other confidential information and trade secrets, and shall not thereafter or after assignment of this Agreement operate or do business under any name or in any manner that might tend to give the general public the impression that it is, either directly or indirectly, associated, affiliated, licensed by or related to Franchisor or the Lululemon Athletica system; or in any manner refer to itself as having been a former franchisee of the Lululemon Athletica system without the prior written consent of Franchisor; or, either directly or indirectly, use any trade-mark, name, Internet domain name, uniform resource locator, electronic mail address, search engine metatag or keyword, logo, slogan, copyright, custom computer software, trade secret, confidential information, advertising, design (including any Internet website design), graphic, script, colour combination, distinguishing feature or other element which is confusingly similar to or colourably imitative of those used by the Lululemon Athletica system. Franchisee acknowledges the proprietary rights as set out in this Agreement and agrees upon expiration or termination of this Agreement for whatever reason to forthwith return to Franchisor all copies in its possession of the operating manuals, training materials and all other confidential and proprietary information and materials and custom computer programs relating to the Lululemon Athletica system or bearing or containing the Lululemon Athletica or related Trade Marks. Franchisee also agrees upon expiration or termination of this Agreement to forthwith change the corporate name of the Franchisee to a name that does not contain and is not confusingly similar to any of the Trade Marks, and de-identify the Approved Retail Location premises including removal therefrom of all signs or other references to the Lululemon Athletica or related Trade Marks, and all colours and colour combinations and any other distinctive elements of the Lululemon Athletica system as specified by Franchisor to Franchisee from time to time or upon or after expiration or termination of this Agreement. The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.

(d)	Upon expiration or termination of this Agreement for whatever reason, Franchisor shall have the right to immediately establish, operate or franchise a Lululemon Athletica business anywhere within the Franchised Territory.

(e)	Non-Competition.
(i)	Franchisee and its shareholders, directors and officers shall not, during the term and currency of this Agreement, directly or indirectly, in any manner or capacity whatsoever, compete with the Lululemon Athletica franchised business which is the subject matter of this Agreement, or conduct or license or otherwise be engaged or interested in or assist any wholesale or retail business which features or offers for sale products or services substantially or confusingly similar to or colourably imitative of those featured and offered for sale at Lululemon Athletica retail stores, or which utilizes some or all of the essential distinctive elements of Franchisor’s system, or which has a substantially or confusingly similar or colourably imitative Trade Mark, trade name, Internet domain name, electronic mail address, search engine metatag or keyword, Internet website design, custom computer software or business format to those of the Lululemon Athletica system.

(ii)	The covenants of this paragraph shall continue to apply to Franchisee and its shareholders, directors and officers, and shall survive any assignment or transfer of this Agreement, or the expiration or termination of this Agreement, for a period of two (2) years, and during such time shall be applicable within the Franchised Territory.

(iii)	The covenants of this paragraph shall also be applicable during such time over the Internet where any substantially or confusingly similar or colourably imitative Trade Mark, trade name, Internet domain name, electronic mail address, search engine metatag or keyword, Internet website design, custom computer software or business format to those of the Lululemon Athletica system is used.

(iv)	The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.

(v)	The covenants of this paragraph shall not operate to prevent Franchisee or such other persons from being involved in the athletic apparel and related product or service business generally following expiration or termination of this Agreement, but shall operate so as to have the effect of preventing Franchisee and such other persons from being involved in the athletic apparel and related product and service business in any way, directly or indirectly, which features a substantially or materially similar custom computer software or Internet presence or sales formula or business format or product and service line to that of the franchised business or which otherwise utilizes any of the essential distinctive elements or practices belonging to the Lululemon Athletica system as detailed in this Agreement.

(vi)	The covenants of this paragraph are given in part in consideration of Franchisee being given access to confidential information and trade secrets that form a part of the Lululemon Athletica proprietary system.
(f)	Franchisee shall not attempt to obtain any unfair advantage or head start either during the term of this Agreement or thereafter by soliciting or attempting to induce any customer, employee, supplier, contractor, agent, distributor, licensee or franchisee of Franchisor to divert his or her business, employment or contract to Franchisee or any other competitive business, by the use of information derived from Franchisee’s knowledge of and association and experience with the franchised business and the Lululemon Athletica system during the term hereof, and Franchisee acknowledges that all such information and the customer lists constitute confidential information and are trade secrets belonging to the Lululemon Athletica system, and that any unauthorized retention, disclosure or use of personal information or data may be a violation of Franchisor’s policies and statements regarding data privacy, collection, disclosure, use and retention which Franchisee subscribed to, used, displayed and participated in giving while a franchisee operating the franchised business. The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
30.     Indemnification
                    Except as expressly provided elsewhere in this Agreement, Franchisee agrees to save Franchisor and its officers and employees harmless from and to indemnify them against all claims, demands, actions, causes of action, suits, proceedings, judgments, settlements, debts, losses, damages, costs, charges, fines, penalties, assessments, taxes, liens, liabilities and expenses, including legal fees and disbursements and costs of any action, suit or proceeding on a solicitor and his own client basis, of whatever kind or character arising out of or incurred as a result of or in connection with any breach, default, violation, repudiation or non-performance of this Agreement by Franchisee, or any act or error of omission or commission on the part of Franchisee or anyone for whom Franchisee is responsible in law, or on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property in any way arising out of, resulting from or connected with Franchisee’s business conducted pursuant to this Agreement.
31.     No Reliance by Franchisee
                    Franchisee acknowledges that the success of the franchised business is dependent upon the personal efforts of Franchisee, or Franchisee’s directors, officers and active shareholders if Franchisee is a corporation. Franchisee acknowledges that neither Franchisor nor any other party has guaranteed to Franchisee or warranted that Franchisee will succeed in the operation of the franchised business or provided any sales or income projections, forecasts or earnings claims of any kind to Franchisee, and Franchisee has not relied upon any such guarantee, warranty, projection, forecast or earnings claim, whether express, implied, purported or alleged, in entering into this Agreement. Franchisee acknowledges that any financial information which may have been provided to it by Franchisor or any other party acting on behalf of Franchisor was provided for information or guidance purposes only, to assist Franchisee in making its own financial forecasts or projections, and that neither Franchisor nor any other party has given any warranty of accuracy or reliability to Franchisee in connection therewith. Franchisor shall not be liable to Franchisee in any way for any losses sustained by Franchisee in the operation of the franchised business, it being understood and agreed that Franchisee is an independent contractor entitled to retain all profits derived from its operations of the franchised business after payment of all sums due to Franchisor and others. Franchisee acknowledges that prior to signing this Agreement or paying any non-refundable consideration for it to Franchisor, Franchisee has had adequate opportunity to review this Agreement with legal counsel and other advisors of its own choosing and that Franchisee is aware of the terms and conditions of this Agreement and of the business risks involved in entering into this Agreement and the business contemplated by it. The provisions of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
32.     Relationship
                    The parties are each independent contractors, neither of whom shall hold itself out as an agent or authorized representative of the other. This is not an agency, fiduciary or employment relationship, joint venture or partnership. The provisions of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
33.     Covenant to Provide Security
                    The Franchisee acknowledges that in entering into this Agreement that it will be indebted to the Franchisor for various amounts from time to time during the term of this Agreement, As general and continuing security for the performance of all covenants under this Agreement, the Franchisee agrees to execute and deliver to the Franchisor a general security agreement granting and creating a security interest over all of the presently owned and after acquired personal property of the Franchisee, in form acceptable to the Franchisor in its discretion.
34.     Covenant to Execute Further Documents or Acts
                    The parties agree to acknowledge, execute and deliver all such further documents, instruments or assurances and to perform all such further acts or deeds as may be reasonably required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their intent. The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
35.     Offset
                    In respect of all payments due and owing by one party to the other party under this Agreement, such amounts may be offset by the paying party, and only the difference between what is owing and what is owed shall be required to be paid.
36.     Notice
                    Any notice required to be sent by one party to the other party in the normal course will be deemed to have been delivered, if sent by fax (with confirmation of receipt) or email (with no notice of delivery failure), one (1) full day following its transmission to the other party, and, in the case of a notice in writing sent by courier, at the time of its delivery to the other party:
(a)	Lululemon:

Lululemon Athletica Inc. 1945 McLean Drive, Vancouver B.C. V5W 3J7 Fax: (604)874-6124 Email: chip@lululemon.com
(b)	To Franchisee: as set forth in Schedule “C”.
                    Either party may give notice to the other party at any time of a change to its address, fax number or email address.
37.     Entire Agreement
(a)	This Agreement sets forth the entire understanding between the parties and contains all of the terms and conditions agreed upon by the parties with reference to the subject matter of this Agreement. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the parties, and all prior agreements and understandings with respect to the same subject matter are superseded hereby. No officer, employee or agent of Franchisor has any authority to make any agreement, warranty, representation or promise not contained in this Agreement, and Franchisee agrees that it has executed this Agreement without reliance upon any such agreement, warranty, representation or promise.

(b)	This Agreement may only be modified as expressly provided herein or otherwise by a written agreement signed by both Franchisor and Franchisee.
38.     Severability
                    In the event that any paragraph or sub-paragraph of this Agreement or any portion thereof shall be held to be indefinite, invalid, illegal or otherwise void, voidable or unenforceable, it shall be severed from this Agreement, and the balance of this Agreement shall continue in full force and effect.
39.     Survival of Covenants
                    The terms and conditions of this Agreement which by their nature require performance by Franchisee or others after assignment, expiration or termination shall remain enforceable notwithstanding the assignment, expiration or termination of this Agreement.
40.     Without Limitation
                    The words “includes”, “including” and “inclusive” and the phrases “in particular”, “such as”, “i.e.” and “for example” shall be interpreted and construed so as not to limit the generality of the words of general application or nature which precede those words and phrases.
41.     Time of the Essence
                    Time shall be of the essence of this Agreement.
42.     Governing Law
                    This Agreement shall be interpreted in accordance with the laws of the jurisdiction as set forth in Schedule “C”, and any federal laws of general application in that jurisdiction. The parties irrevocably attorn to the jurisdiction of the courts of the jurisdiction as set forth in Schedule “C”.
43.     French and English Language
                    The parties hereto agree that they expressly require that the Franchise Agreement to be entered into between them, together with all related documents and pre-contractual disclosures, all be drawn up, executed and distributed in the English language only. Les parties aux présentes conviennent expressément que le Contrat De Concession qu’ils concluront entre eux, ainsi que tous les documents connexes ou qui s’y rattachent et révélations pre-contractuels, soient entièrernent rédigés, signés et distribués en Anglais seulernent.
44.     Force Majeure

                    Neither party shall be liable to the other party for any delay or failure to perform its obligations under this Agreement where such delay or failure is caused by circumstances beyond its reasonable control.
45.     No Waiver
                    The failure of either party at any time to exercise any of its rights under this Agreement shall not operate as a waiver of that party’s right to exercise its rights at any other time.
46.     Interpretation and Liability
                    The word “Franchisee” may be applicable to one or more persons, firms or corporations, as the case may be; and if there is more than one person, firm or corporation referred to as Franchisee hereunder, their obligations and liabilities are joint and several. In the interpretation of this Agreement, the singular shall include the plural, and the masculine shall include the feminine and neuter, and vice versa, as the context requires.
47.     Successors and Assigns
                    This Agreement shall be to the benefit of and shall be binding on the legal representatives, successors and permitted assigns of each of the parties.
                    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written below.
Dated this 15 day of October, 2004.

LULULEMON ATHLETICA INC.
Per:	/s/ Dennis J. Wilson	Dated:_______________________________
Dennis J. (Chip) Wilson, President
Print Name: Dennis J. Wilson Print Title: CEO

LULULEMON ATHLETICA (AUSTRALIA) PTY. LTD
Per:	/s/ Dennis J. Wilson	Dated:_______________________________
(Director)

Per:	/s/ K. Newton
(Director/Secretary)
Print Name: Dennis J. Wilson Print Title: CEO

THE UNDERSIGNED EACH AGREE THAT IN CONSIDERATION OF THE PREMISES AND OF THE GRANTING OF THIS FRANCHISE AGREEMENT TO FRANCHISEE AT THE SEPARATE REQUEST OF EACH OF US INDIVIDUALLY, ALL OF THE UNDERSIGNED ARE PERSONALLY BOUND INDIVIDUALLY BY THOSE PROVISIONS OF THIS AGREEMENT WHICH SPECIFICALLY EXPRESS THEMSELVES AS BEING BINDING UPON US PERSONALLY AS SIGNATORIES HERETO.

/s/ Darrell Kopke
(Signature)
Print Name: Darrell Kopke	Date:_______________________________
Relationship to Franchisee: Director

/s/ Brian Bacon
(Signature)
Print Name: Brian Bacon	Date:_______________________________
Relationship to Franchisee: Director